UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2014

RealD Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34818	77-0620426
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 N. Crescent Drive, Suite 200 Beverly Hills, CA (Address of principal executive offices)	90210 (Zip Code)

(310) 385-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On June 26, 2014 (the “Effective Date”), RealD Inc. (the “Company”) entered into the Amended and Restated Credit Agreement, dated as of June 26, 2014 (the “Amended and Restated Credit Agreement”), by and among the Company, as borrower, City National Bank, as administrative agent and letter of credit issuer (“City National”), the other agents from time to time party thereto and the lenders from time to time party thereto (the “Lenders”).  The Amended and Restated Credit Agreement amends and restates in its entirety that certain Credit Agreement, dated as of April 19, 2012, by and among the Company, City National and the agents and lenders from time to time party thereto, which had been most recently amended on October 16, 2013.

Pursuant to the Amended and Restated Credit Agreement, the Lenders will make available to the Company:  (i) a revolving credit facility (including a letter of credit sub-facility) (the “Revolving Facility”) in a maximum amount not to exceed $50,000,000 and (ii) a delayed-draw term loan facility in a maximum amount not to exceed $50,000,000 (the “Term Loan Facility”).  In addition, the Company may request up to an additional $25,000,000 of commitments under the Revolving Facility (such that the maximum amount of all commitments under the Revolving Facility may not exceed $75,000,000), subject to the satisfaction of certain financial and other conditions and subject to obtaining such commitments.

Loans outstanding under the Amended and Restated Credit Agreement bear interest at the Company’s option at either the Eurocurrency rate plus a margin ranging from 2.25% to 2.75% per year or the base rate (the highest of (i) the Federal Funds rate plus 0.50%, (ii) City National’s prime rate or (iii) the Eurocurrency rate for a one month Interest Period on such day plus 1.00%) plus a margin ranging from 1.25% to 1.75% per year.  The applicable margin for loans varies depending on the Company’s leverage ratio.  Under the Amended and Restated Credit Agreement, the Company is charged a commitment fee on the unused portions of the Revolving Facility and Term Loan Facility.  The fee for the unused Revolving Facility varies between 0.250% and 0.375% per year depending on the percentage of the Revolving Facility in use. The fee for the unused Term Loan Facility is 0.375% of the unused commitment.  Additionally, the Company is charged a letter of credit fee equal of between 2.25% to 2.75%, depending on the Company’s leverage ratio, per year with respect to the amount of each performance letter of credit issued under the Amended and Restated Credit Agreement.  The Company also pays customary fronting fees and other fees and expenses in connection with the issuance of letters of credit under the Amended and Restated Credit Agreement. In connection with entering into the Amended and Restated Credit Agreement, the Company paid upfront fees, arrangement and other fees to City National and the Lenders.

The obligations under the Amended and Restated Credit Agreement are fully and unconditionally guaranteed by the Company’s subsidiaries, ColorLink Inc., a Delaware corporation (“ColorLink”), Stereographics Corporation, a California corporation (“Stereographics”), and RealD DDMG Acquisition, LLC, a Delaware limited liability company (“RealD LLC,” and together with the Company, ColorLink and Stereographics, the “Loan Parties” and each, a “Loan Party”).  The obligations under the Amended and Restated Credit Agreement are secured by a first priority security interest in substantially all of the Loan Parties’ tangible and intangible assets.

The Amended and Restated Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants applicable to the Company and its subsidiaries, including, among other things, limitations on the ability to incur additional debt, make certain investments or acquisitions, enter into certain merger and consolidation transactions, and sell assets other than in the ordinary course of business. The Company is required to maintain compliance with certain financial covenants, including a minimum fixed charge coverage ratio and a maximum leverage ratio.

The Amended and Restated Credit Agreement contains customary events of default applicable to the Company and/or  its subsidiaries, including, among other things the occurrence of any change of control.  If one or more events of default occurs and continues beyond any applicable cure period, City National may, with the consent of the Lenders holding a majority of the loans and commitments under the facilities, or will, at the request of such Lenders, terminate the commitments of the Lenders to make further loans and declare all of the obligations of the Loan Parties under the Amended and Restated Credit Agreement to be immediately due and payable.

The Revolving Facility matures on June 26, 2017, and the Term Loan Facility matures on June 26, 2018.

The foregoing description of the Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Credit Agreement, which is attached hereto as Exhibit 10.1 to this Current Report.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report is hereby incorporated into this Item 2.03.

Item 9.01                                           Financial Statements and Exhibits

(d)                                 Exhibits.

10.1	Amended and Restated Credit Agreement, dated as of June 26, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RealD Inc.

Dated: July 2, 2014	By:	/s/ Craig Gatarz
	Name:	Craig Gatarz
	Title:	Chief Operating Officer and General Counsel